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                                                               EXHIBIT 11




                        PERKINS FAMILY RESTAURANTS, L.P.
                      COMPUTATIONS OF NET INCOME PER UNIT
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

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

                                            1996          1995          1994
                                          -------       -------       -------
Weighted Average Units Outstanding         10,266        10,246        10,263

Equivalent Restricted Units Based on
 Average Market Price for Period               23            23            12
                                          -------       -------       -------

Weighted Average Equivalent Units          10,289        10,269        10,275
                                          =======       =======       =======

Net Income as Reported                    $13,522       $ 9,796       $12,008

Less: 1% General Partner's Interest           135            98           120
                                          -------       -------       -------

Net Income Applicable to Units            $13,387       $ 9,698       $11,888
                                          =======       =======       =======

Net Income Per unit                       $  1.30       $  0.94       $  1.16
                                          =======       =======       =======
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